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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Santa Anita Realty Enterprises, Inc.

            and

Santa Anita Operating Company:

We consent to incorporation by reference in the Joint Registration Statement on Form S-3 of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company of our report dated February 8, 1995, relating to the consolidated balance sheets of H-T Associates and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the two-year period ended December 31, 1994, which report appears in the December 31, 1994 Joint Annual Report on
Form 10-K of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company.



                                        /s/ KPMG PEAT MARWICK LLP

San Diego, California
May 31, 1995